As filed with the Securities and Exchange Commission on August 5, 2016
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549
__________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_______________________________________
Associated Capital Group, Inc.
 (Exact name of registrant as specified in its charter)
_______________________________________________________________

Delaware	47-3965991
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

ONE CORPORATE CENTER
RYE, NEW YORK	10580
(Address of Principal Executive Offices)	(Zip Code)

ASSOCIATED CAPITAL GROUP, INC. 2015 STOCK AWARD AND INCENTIVE PLAN
(Full title of the plan)
Kevin Handwerker
Associated Capital Group, Inc.
One Corporate Center
 Rye, New York 10580
(Name and address of agent for service)
(203) 629-9595
(Telephone number, including area code, of agent for service)
With a copy to:
Steve Wolosky, Esq.
Olshan Frome Wolosky LLP
Park Avenue Tower
1325 Avenue of Americas
New York, New York 10019
(212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.  (Check one):
Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $0.001 per share	1,450,300	$29.54	$42,841,862	$4,314.18

(1)	This registration statement registers 1,450,300 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), of Associated Capital Group, Inc. (the “Company”) available for future issuance pursuant to awards granted under the Company’s 2015 Stock Award and Incentive Plan, as amended (the “Plan”), and does not include 549,700 shares of restricted stock which has been previously awarded under the Plan.
Pursuant to Rule 416(a) of the Securities Act, this registration statement also covers any additional shares of the Class A Common Stock that may become issuable under the Plan by reason of any substitutions or adjustments to shares to account for any change in corporate capitalization, such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination or exchange of shares of Class A Common Stock, dividend in kind, or other like change in capital structure.
(2)	Pursuant to Rules 457(c) and 457(h) of the Securities Act, the proposed maximum offering price is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low market prices for the Class A Common Stock reported on the New York Stock Exchange on August 3, 2016.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission (“SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to General Instruction E to Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

 PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
The SEC allows us to “incorporate” into this registration statement information we file with other documents.  This means that we may disclose important information to you by referring to other documents that contain that information.  The information incorporated by reference is considered to be part of this registration statement, and information we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 24, 2016;
•	Our Quarterly Report on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed with the SEC on May 13, 2016 and August 5, 2016, respectively;
•
The description of our capital stock contained in our registration statement on Form 10 filed with the SEC on May 12, 2015, as amended by Amendment No. 1 filed on August 6, 2015, Amendment No. 2 filed on September 11, 2015, Amendment No. 3 filed on October 2, 2015, Amendment No. 4 filed on October 21, 2015, Amendment No. 5 filed on October 29, 2015 and Amendment No. 6 filed on October 30, 2015;

All documents (other than current reports, or portions thereof, furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that to the fullest extent permitted by the General Corporation Law of the State of Delaware (“DGCL”)  no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (unlawful payments of dividends or unlawful stock repurchases or redemptions); or (iv) for any transaction from which the director derived any improper personal benefit.  The Certificate of Incorporation provides further that, to the fullest extent permitted by law, the Company shall indemnify and hold harmless and advance expenses to any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Company or any predecessor of the Company, or serves or served at any other enterprise as a director or officer at the request of the Company, any predecessor to the Company or any subsidiary or affiliate of the Corporation.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation.  Section 145 of the DGCL also provides that expenses (including attorneys' fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation.  The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that the Company shall indemnify any person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative proceeding because he or she is or was a director or officer of the Company, or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The Company’s power to indemnify also applies to actions brought by or in the right of the Company, but only against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

 The indemnification and advancement of expenses provided by, or granted pursuant to, the Certificate of Incorporation, Bylaws and applicable law are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors, or otherwise.

See also the undertakings set forth in response to Item 9(c) herein.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.
The exhibits to this registration statement are listed in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is deemed part of the registration statement.  Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	If the registrant is relying on Rule 430B:
(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York on August 5, 2016.
ASSOCIATED CAPITAL GROUP, INC.
By: /s/ Mario J. Gabelli
Name:  Mario J. Gabelli
Title:    Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick Dennis and Kevin Handwerker his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Act and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
SIGNATURE	TITLE	DATE
/s/ Mario J. Gabelli	Executive Chairman, Chief Executive Officer (Principal Executive Officer) and Director	August 5, 2016
Mario J. Gabelli
/s/ Marc Gabelli	President and Director	August 5, 2016
Marc Gabelli
Patrick Dennis	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 5, 2016
Patrick Dennis
Richard L. Bready	Director	August 5, 2016
Richard L. Bready
Daniel R. Lee	Director	August 5, 2016
Daniel R. Lee
Bruce M. Lisman	Director	August 5, 2016
Bruce M. Lisman
Salvatore F. Sodano	Director	August 5, 2016
Salvatore F. Sodano

Exhibit Index
Exhibit No.	Description
4.1
Associated Capital Group, Inc. 2015 Stock Award and Incentive Plan (incorporated by reference to the Company’s Proxy Statement on Schedule 14A for the 2016 Annual Meeting of Stockholders, filed with the SEC on April 21, 2016).

4.2+	Form of Restricted Stock Award Agreement under the 2015 Stock Award and Incentive Plan.
4.3+	Form of Non-Qualified Stock Option Agreement under the 2015 Stock Award and Incentive Plan.
5.1+	Opinion of Olshan Frome Wolosky LLP.
23.1+	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2+	Consent of Olshan Frome Wolosky LLP (included in its opinion filed herewith as Exhibit 5.1).
24.1+	Power of Attorney (included on the signature page to this registration statement).

______________
+ Filed herewith.